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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
The John Nuveen Company:


We consent to the use of our report dated February 1, 2002, with respect to the consolidated balance sheets of The John Nuveen Company and subsidiaries as of December 31, 2001 and 2000, and related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of The John Nuveen Company, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois
June 10, 2002